                          [LSB CORPORATION LETTERHEAD]

                                                                  March 27, 2003

Dear LSB Corporation Stockholders:

     You are cordially invited to attend LSB Corporation's (the "Company") Annual Meeting of Stockholders to be held at the Andover Country Club, Canterbury Street, Andover, Massachusetts, on Tuesday, May 6, 2003 at 10:00 a.m.

     Accompanying this letter are the official Notice of Annual Meeting, proxy statement and form of proxy. The matters listed in the Notice of Annual Meeting are described in detail in the proxy statement. At this year's Annual Meeting, we are asking stockholders to (a) elect three Class A Directors, each to a three year term and (b) ratify the appointment of KPMG LLP as our outside auditors.

     Every stockholder's vote is important to us. Whether or not you expect to attend the meeting in person, we urge you to submit your proxy as soon as possible. You may submit your proxy by signing, dating, and returning the enclosed proxy card and mailing it in the envelope provided. For stockholders mailing from within the United States, the postage is prepaid. Please complete and submit your proxy even if you plan to attend the meeting in person.

     We look forward to seeing those of you who are able to attend the meeting in person.

                                          Sincerely,

                                          /s/ PAUL A MILLER
                                          Paul A. Miller
                                          President and Chief Executive Officer

                                LSB CORPORATION
                            30 MASSACHUSETTS AVENUE
                       NORTH ANDOVER, MASSACHUSETTS 01845
                                 (978) 725-7500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 2003

Dear Stockholder of LSB Corp.:

     Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of LSB Corporation (the "Company") will be held at 10:00 a.m. local time on Tuesday, May 6, 2003 at the Andover Country Club, Canterbury Street, Andover, Massachusetts, for the following purposes:

     1.  To elect three Class A Directors for a three-year term.

     2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the current fiscal year.

     3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Pursuant to the By-Laws, the Board of Directors has fixed the close of business on March 7, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     The above matters are described in detail in the accompanying Proxy Statement.

                                          By Order of the Board of Directors,

                                          BARBARA A. BIONDO
                                          Clerk

March 27, 2003

     PURSUANT TO RULES OF THE FEDERAL DEPOSIT INSURANCE CORPORATION (12 C.F.R.
PART 350) AND THE REQUIREMENT THAT LAWRENCE SAVINGS BANK MAKE AVAILABLE ITS ANNUAL DISCLOSURE STATEMENT, ANY PERSON, UPON REQUEST, IS ENTITLED TO RECEIVE A COPY OF THE 2002 ANNUAL REPORT OF THE COMPANY ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. TO RECEIVE A COPY OF THIS REPORT WITHOUT CHARGE, PLEASE WRITE TO: BARBARA A. BIONDO, CLERK, LSB CORPORATION, 30 MASSACHUSETTS AVENUE, NORTH ANDOVER, MASSACHUSETTS 01845.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE ANNUAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

                                LSB CORPORATION
                            30 MASSACHUSETTS AVENUE
                       NORTH ANDOVER, MASSACHUSETTS 01845
                                 (978) 725-7500

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 2003

     This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of LSB Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the Andover Country Club, Canterbury Street, Andover, Massachusetts at 10:00 a.m. on Tuesday, May 6, 2003 and any adjournments or postponements thereof (the "Annual Meeting").

     At the Annual Meeting, stockholders of the Company will be asked to consider and vote upon the following matters:

     1. To elect three Class A Directors, each for a three-year term to continue until the Company's annual meeting of stockholders in the year 2006 and until their successors are duly elected and qualified.

     2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the current fiscal year.

     3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about March 27, 2003 in connection with the solicitation of proxies for the Annual Meeting.

THE COMPANY

     The Company is a one-bank holding company principally conducting business through Lawrence Savings Bank (the "Bank"). On July 1, 2001, the Company and the Bank completed a reorganization (the "Reorganization") in which the Bank became a wholly-owned subsidiary of the Company, the Company adopted the Shareholder Rights and Stock Option Plans of the Bank, and each issued an outstanding share of common stock of the Bank (and accompanying preferred stock purchase rights under the Rights Plan) was converted into and exchanged for one share of common stock, par value $.10 per share, of the Company and accompanying preferred stock purchase rights under the Rights Plan (the "Common Stock").

     For purposes of this Proxy Statement, unless the context otherwise requires, any reference to the Company shall be deemed to be a reference to the Company and the Bank.

RECORD DATE; VOTING

     The Board of Directors has fixed the close of business on March 7, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof (the "Record Date"). Only holders of the Common Stock at the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. At the Record Date, the Company had Common Stock of 4,410,705 shares issued, of which 4,191,405 shares were outstanding and entitled to vote at the Annual Meeting, and each such outstanding share is entitled to one vote.

QUORUM AND STOCKHOLDER VOTE REQUIRED

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of Common Stock present or represented by proxy and voting is required to elect the three (3) nominees for Class A Directors. The approval of the holders of a majority of Common Stock present or represented by proxy and voting is required to ratify the appointment of KPMG LLP as the Company's independent auditors.

     Abstentions and "broker non-votes" will be counted as present for determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal.

PROXIES

     Stockholders of the Company are requested to complete, date, sign, and promptly return the accompanying form of proxy in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted FOR the election of the three (3) nominees for Class A Directors listed in the Proxy Statement and FOR ratification of the appointment of KPMG LLP as the Company's independent auditors for the current fiscal year.

     Although it is anticipated that all the nominees for Director will be available to serve as Directors if elected, should any one or more of them be unable to serve, proxies may be voted for the election of a substitute nominee or nominees. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

     Any properly completed proxy may be revoked at any time before it is voted by giving written notice of such revocation to the Clerk of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

     The cost of soliciting proxies will be borne by the Company. Morrow & Co. has been retained to assist in the solicitation process and will be compensated in the estimated amount of $4,000.00. After the initial mailing of this Proxy Statement, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile without additional compensation. The Company intends to request banks, brokers and other institutions, nominees and fiduciaries who hold Common Stock for beneficial owners to forward the proxy materials to the beneficial owners and to obtain authorizations for the execution of proxies, and will reimburse such institutions and persons for their reasonable expenses.

     The Company's Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2002, is being mailed to stockholders of record of the Company concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy soliciting material. ADDITIONAL COPIES OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS), ARE AVAILABLE UPON WRITTEN REQUEST, WITHOUT CHARGE, FROM THE COMPANY. SUCH REQUESTS SHOULD BE DIRECTED TO: LSB CORPORATION, 30 MASSACHUSETTS AVENUE, NORTH ANDOVER, MASSACHUSETTS 01845, ATTENTION: SHAREHOLDER RELATIONS.

                                   PROPOSAL 1

                        ELECTION OF A CLASS OF DIRECTORS

     The Board of Directors of the Company currently comprises ten members divided into three classes, Classes A, B and C. Classes A and B consist of three members each. Class C consists of four members. The Directors in each class serve a term of three years, with the terms of the various classes expiring in different years and when the Directors' successors are duly elected and qualified.

     At the Annual Meeting, three Class A Directors will be elected to serve until the Annual Meeting of stockholders of the Company in the year 2006 and until their successors are duly elected and qualified. The Board of Directors has nominated Thomas J. Burke, Marsha A. McDonough and Kathleen Boshar Reynolds as Class A Directors (each, a "Nominee", collectively, the "Nominees"). Each of the Nominees is currently serving as a Director of the Company. Unless authority to do so has been withheld or limited in a proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates FOR the election of the Nominees to the Board of Directors.

     The Board of Directors anticipates that each of the Nominees will stand for election and serve, if elected, as a Director. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

                        INFORMATION REGARDING DIRECTORS

     The following table sets forth, for each of the three (3) Nominees for election as Class A Director at the Annual Meeting, the Nominee's name and, as of February 28, 2003, the Nominee's age and the date from which the Nominee has served as a Director or Trustee of the Bank prior to the Reorganization. Similar information is provided for continuing Class B and Class C Directors (each, a "Continuing Director", collectively, the "Continuing Directors") whose terms do not expire until the annual meetings of the stockholders of the Company in 2004 and 2005, respectively, and until their successors are duly elected and qualified. Each Nominee and Continuing Director has served as a director of the Company since July 1, 2001, the effective date of the Reorganization (the "Effective Date"). Prior to the Effective Date, each Nominee and Continuing Director served as a Director of the Bank.

                                                                    TRUSTEE OR
                                                                     DIRECTOR
         NAMES OF NOMINEES AND CONTINUING DIRECTORS           AGE     SINCE
         ------------------------------------------           ---   ----------
       NOMINEES CLASS A (TERM EXPIRING 2006)
Thomas J. Burke.............................................  62       1985
Marsha A. McDonough.........................................  59       1993
Kathleen Boshar Reynolds....................................  47       1991

       CONTINUING DIRECTORS CLASS C (TERM EXPIRING 2005)
Eugene A. Beliveau..........................................  72       1978
Byron R. Cleveland, Jr. ....................................  71       1968
Robert F. Hatem.............................................  67       1974
Paul A. Miller..............................................  63       1989

       CONTINUING DIRECTORS CLASS B (TERM EXPIRING 2004)
Malcolm W. Brawn............................................  63       1991
Neil H. Cullen..............................................  60       1991
Richard Hart Harrington.....................................  66       1995

           PRINCIPAL OCCUPATION OF NOMINEES AND CONTINUING DIRECTORS

     EUGENE A. BELIVEAU, practicing dentist in North Andover, Massachusetts.

     MALCOLM W. BRAWN, Executive Vice President and Secretary of The Andover Companies, Andover, Massachusetts, a property and casualty insurance company.

     THOMAS J. BURKE, Register of Deeds of Essex County, Massachusetts and attorney.

     BYRON R. CLEVELAND, JR., President of J.H. Horne & Sons, Lawrence, Massachusetts, a manufacturer of paper mill machinery.

     NEIL H. CULLEN, Chief Financial Officer of Phillips Academy, Andover, Massachusetts, a private secondary school.

     RICHARD HART HARRINGTON, CPA, Chairman, Gordon, Harrington & Osborn, P.C., certified public accountants, North Andover, Massachusetts.

     ROBERT F. HATEM, Business Consultant, Lowell, Massachusetts.

     MARSHA A. MCDONOUGH, Regional Education Officer, U.S. Department of State, Washington, D.C.

     PAUL A. MILLER, President and Chief Executive Officer of the Company and the Bank.

     KATHLEEN BOSHAR REYNOLDS, Sales Manager, Prudential Howe & Doherty, Andover, Massachusetts, a real estate brokerage company.

     Each of the Nominees and Continuing Directors has held such position(s) for five or more years with the exceptions of Robert F. Hatem, who has been in his present position since October 2002, and previously was Executive Assistant to the President, Northern Essex Community College, Lawrence/Haverhill, Massachusetts; Kathleen Boshar Reynolds, who has been in her present position since October 2002; was previously Sales Manager DeWolfe Companies, North Andover, MA between July 2000 and October 2002 and before that Executive Director, Residential Association of Realtors, Greater Boston Real Estate Board, Boston, Massachusetts; and Marsha A. McDonough, who has been in her present position since August, 2000 and previously was Associate Dean, Endicott College, Beverly, Massachusetts.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The following sets forth certain information concerning the Board of Directors of the Company. The Board of Directors of the Company held 7 meetings in the fiscal year ended December 31, 2002. Each incumbent director, attended at least 75% of the aggregate of the total number of meetings held by the Board and all committees of the Board on which such Director served during the period of such Director's service in 2002.

     The Board of Directors of the Company has six standing committees: an Executive Committee, a Nominating Committee, an Audit Committee, a Stock Option Committee, a Compensation Committee and a Community Affairs Committee.

     The members of the Executive Committee are Messrs. Burke (Chairman), Beliveau, Brawn, and Miller (President & CEO) plus two additional Board members on a rotating basis. The rotating members of the Executive Committee are drawn from the six other directors not listed in the preceding sentence. Each such rotating member serves as a member of the Executive Committee for a two-month interval (four meetings) approximately twice a year. The Executive Committee is vested with authority of the Board on most matters between meetings of the Board.

     The members of the Nominating Committee are Messrs. Burke (Chairman), Beliveau and Brawn. Persons wishing to nominate persons to the Board of Directors may make such nomination in writing and transmit it to the Nominating Committee of the Board of Directors, who will consider such nomination in accordance with the By-Laws of the Company. The Nominating Committee met 3 times in 2002.

     The members of the Audit Committee are Messrs. Beliveau (Chairman), Cleveland, Hatem and Harrington. The Audit Committee reviews the scope of the annual audit by the Company's independent auditors and internal auditors, monitors the Company's internal financial and accounting controls and procedures and recommends to the Board of Directors of the Company the appointment of independent auditors. The Audit Committee held 4 meetings in 2002. The Audit Committee and the full Board of Directors have adopted a written Audit Committee charter. Each member of the Audit Committee is an independent director as defined in Rule 4200(a)(15) of the Nasdaq Stock Market's Marketplace Rules.

     The members of the Stock Option Committee are Messrs. Burke (Chairman), Beliveau and Brawn. The Stock Option Committee administers the Company's stock option plans. The Stock Option Committee held no meetings in 2002.

     The members of the Community Affairs Committee are Messrs. Hatem (Chairman) and Miller. The Community Affairs Committee reviews and approves requests for money from non-profit organizations. The Community Affairs Committee held no meetings in 2002.

     The members of the Compensation Committee of the Bank are Messrs. Burke (Chairman), Beliveau and Brawn. The Committee prepares an annual appraisal of the performance of the Chief Executive Officer of the Company and recommends the annual compensation and benefits for the Chief Executive Officer to the Company's Board of Directors for the approval of the Board. The Compensation Committee met 3 times in 2002.

AUDIT COMMITTEE REPORT

     The Audit Committee reviews the scope of the annual audit by the Company's independent auditors and internal auditors, monitors the Company's internal financial and accounting controls and procedures and recommends to the Board of Directors the appointment of independent auditors. In fulfilling its responsibilities, the Audit Committee:

     - discussed and considered the independence of KPMG LLP, reviewing as necessary all relationships and services which might bear on KPMG LLP's independence as outside auditor;

     - received written affirmation from KPMG LLP that it is in fact independent;

     - discussed the overall audit process, receiving and reviewing all reports of KPMG LLP;

     - involved KPMG LLP in the Audit Committee's review of the Company's financial statements and related reports with management;

     - provided to KPMG LLP full access to the Audit Committee and the full Board of Directors to report on all appropriate matters; and

     - discussed with KPMG LLP all matters required under auditing standards generally accepted in the United States of America to be reviewed.

     The Audit Committee met with selected members of management and KPMG LLP to review financial statements (including quarterly reports), discussing such matters as the quality of earnings; estimates, reserves and accruals; the suitability of accounting principles; financial reporting decisions requiring a high degree of judgment; and audit adjustments, whether or not recorded.

     The Audit Committee recommended to the Board of Directors, subject to stockholder ratification, the selection of KPMG LLP as the Company's outside auditor.

     In addition, the Committee considered the quality and adequacy of the Company's internal controls and the status of pending litigation, taxation matters and such other areas of oversight of the Company's financial reporting and audit process as the Audit Committee felt appropriate.

     Based upon its work and the information received in the inquiries outlined above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                            Respectfully submitted,

                                            Eugene A. Beliveau (Chairman)
                                            Byron R. Cleveland, Jr.
                                            Robert F. Hatem
                                            Richard Hart Harrington

COMPENSATION OF DIRECTORS

     The members of the Board of Directors of the Company who serve on the Executive Committee, except for the Chairman of the Board of Directors and Mr. Miller, currently receive an annual retainer of $15,865 plus a fee of $425 for each Executive Committee and Board meeting plus a fee of $835 for each Committee meeting attended (other than meetings of the Executive Committee, Compensation Committee of the Bank, Nominating Committee and Stock Option Committee). The Chairman of the Board of Directors receives an annual retainer of $18,240 plus a fee of $480 for each meeting attended, except conferences and training meetings outside of the Company for which the fee is $835. Each Director of the Company other than members of the Executive Committee receives an annual retainer of $9,200 plus a fee of $425 for each Board or Committee meeting attended. Each Director receives a fee of $835 for all conferences and training meetings attended outside the Company. Mr. Miller does not receive any separate compensation for service as a Director or as a member of any of the Committees of the Board of Directors.

                               EXECUTIVE OFFICERS

     The following table sets forth, for each of the executive officers of the Company, as of February 28, 2003 each such person's name, age and position or office held with the Company as well as other biographical information. Each of the listed executive officers is employed by the Bank under the terms and conditions of certain employment agreements. In connection with the Reorganization, the Company assumed joint contractual responsibility as employer under each of these agreements. See "EXECUTIVE COMPENSATION -- Employment Agreements" (page 11).

NAME                                                              POSITION                         AGE
----                                                              --------                         ---
Paul A. Miller............................  Director, President and Chief Executive Officer of     63
                                            the Company and the Bank

Jeffrey W. Leeds(1).......................  Executive Vice President and Chief Lending Officer of  63
                                            the Bank, Assistant Treasurer of the Company

Timothy L. Felter(2)......................  Executive Vice President, Personal Banking and         42
                                            Investment Officer of the Bank, Assistant Treasurer
                                            of the Company

John E. Sharland(3).......................  Senior Vice President, Chief Financial Officer and     40
                                            Treasurer of the Company and the Bank

Richard J. D'Ambrosio(4)..................  Senior Vice President, Support Services Operations of  55
                                            the Bank, Assistant Treasurer of the Company

---------------
(1) Jeffrey W. Leeds, who joined the Bank in 1987, has been its Chief Lending Officer since 1988. He was appointed Assistant Treasurer of the Company in July 2001.

(2) Timothy L. Felter, who joined the Bank in 1990, was appointed Senior Vice President of the Bank in 1993, Senior Vice President, Department Manager of Residential Lending in 1994, Investment Officer in 1995 and Executive Vice President, Personal Banking, and Investment Officer in January 1999. He was appointed Assistant Treasurer of the Company in July 2001.

(3) John E. Sharland, who joined the Bank in 1992, was appointed Vice President and Chief Financial Officer in 1994, Senior Vice President in 1998 and Senior Vice President, CFO and Treasurer in January 1999. He was appointed Senior Vice President, CFO and Treasurer of the Company in March 2001.

(4) Richard J. D'Ambrosio, who joined the Bank in 1983, was elected Vice President of Servicing 1986 and Senior Vice President of Support Services/Operations in 1998. He was appointed Assistant Treasurer of the Company in July 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal years ended December 31, 2002, 2001 and 2000 certain information concerning the compensation paid or accrued to the Chief Executive Officer of the Company and the other executive officers of the Company whose total salary and bonus exceeded $100,000 during the year ended December 31, 2002, for services rendered in all capacities to the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                              ----------------------------------   ----------------------------
                                                                                   SECURITIES
                                                                                   UNDERLYING
NAME AND                                       YEAR ENDED                           OPTIONS/       ALL OTHER
PRINCIPAL POSITION                            DECEMBER 31,    SALARY      BONUS     SARS(#)     COMPENSATION($)
------------------                            ------------   --------    -------   ----------   ---------------
Paul A. Miller..............................      2002       $352,106(1) $68,100          0        $148,722(2)(3)
  President and                                   2001       $335,401(1) $65,000     12,000        $144,414(2)(3)
  Chief Executive Officer                         2000       $319,489(1) $62,000          0        $141,234(2)(3)
Jeffrey W. Leeds............................      2002       $176,250    $18,500          0        $  5,287(3)
  Executive Vice President                        2001       $165,000    $17,000      9,000        $  4,523(3)
  and Chief Lending Officer                       2000       $155,500    $15,100          0        $  4,503(3)
Robert P. Perreault (retired 1/31/03).......      2002       $128,750    $ 6,000          0        $  3,862(3)
  Executive Vice President                        2001       $123,500    $ 6,000      9,000        $  3,542(3)
  Residential Lending and Clerk                   2000       $119,000    $ 6,000          0        $  3,535(3)
Timothy L. Felter...........................      2002       $128,750    $18,500          0        $  3,862(3)
  Executive Vice President                        2001       $117,250    $17,000      9,000        $  3,517(3)
  Personal Banking, Investment Officer            2000       $108,000    $14,700          0        $  3,240(3)

---------------
(1) Includes benefits paid on behalf of Mr. Miller and reported as wage compensation to him.

(2) Represents amounts accrued to fund supplemental retirement plans for the benefit of Mr. Miller pursuant to Supplemental Retirement Agreements with Mr. Miller. See "EXECUTIVE COMPENSATION -- Employment Agreements" (page 11).

(3) Includes matching contributions by the Bank to the Bank's 401(k) Retirement Savings Plan for the Named Executive Officer.

     The Bank provides an automobile for use by Mr. Miller and pays his membership dues to certain organizations. The aggregate amount of such benefits is less than 10% of Mr. Miller's cash compensation. With the exception of certain insurance premiums paid by the Bank, no other benefits are made available to executive officers that are not made available to all employees of the Bank. See "EXECUTIVE COMPENSATION -- Benefits" (page 13). Employees of the Bank, including the executive officers, are covered by the Bank's group health insurance program, group life insurance program, long-term disability program and business related travel accident insurance plan.

     No stock options or stock appreciation rights were granted to any of the Named Executive Officers during fiscal year 2002.

     The following table sets forth certain information concerning stock options exercised during the fiscal year ended December 31, 2002 and the number and value of shares of Common Stock of the Company subject to options held by the Named Executive Officers as of December 31, 2002:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                       NUMBER OF
                                                                      SECURITIES         VALUE OF
                                                                      UNDERLYING       UNEXERCISED
                                                                      UNEXERCISED      IN-THE-MONEY
                                                                     OPTIONS/SARS      OPTIONS/SARS
                                                SHARES                 AT FISCAL        AT FISCAL
                                               ACQUIRED    VALUE     YEAR END (#)      YEAR END($)
                                                  ON      REALIZED   EXERCISABLE/      EXERCISABLE/
NAME                                           EXERCISE     ($)      UNEXERCISABLE   UNEXERCISABLE(1)
----                                           --------   --------   -------------   ----------------
Paul A. Miller...............................      0          0      145,500/6,000     $913,605/$0
Jeffrey W. Leeds.............................      0          0       43,500/4,500     $215,235/$0
Timothy L. Felter............................      0          0       38,180/4,500     $207,058/$0

---------------

(1) Based on a closing price of $12.24 per share of the Company's Common Stock on December 31, 2002, less the option exercise price.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Paul A. Miller effective on April 21, 1989 that was amended effective December 23, 1992, and with Jeffrey W. Leeds and Timothy L. Felter effective on February 24, 2000. Each of the employment agreements requires the Company to pay the executive a "Base Salary," which may be increased but shall not be reduced during the term of the agreement and provides for the executive's participation in the Company's employee benefit plans and arrangements. In addition, the Company's agreement with Mr. Miller provides the executive with the use of an automobile. Each of the agreements prohibits the executive from disclosing or converting to the executive's own use the Company's confidential information.

     The agreement with Mr. Miller had an initial term of three years. The agreements with Mr. Leeds and Mr. Felter had an initial term of two years. Each of the agreements provides that commencing on the second anniversary of the agreement and on each anniversary date thereafter, in the absence of notice of non-extension, the term of the agreement will automatically be extended for an additional one year period.

     Under the employment agreements, the Company may terminate the executive's employment at any time, with or without "cause" as defined in the agreements. If after notice and reasonable opportunity for the executive to respond, the Company terminates the executive's employment for "cause," the Company has no continuing obligations to the executive. If the Company terminates the executive's employment without cause, the Company is obligated to continue providing the executive compensation and benefits specified in the agreement for the then remaining term of the agreement.

     Each of the employment agreements provides for payment of a lump sum to the executive equal to three times the "base amount" of the executive's compensation in the event of a termination of the executive's employment within two years following a "change in control" of the Company as defined in the agreement, provided that the Company may reduce this amount to the extent necessary to avoid tax under Section 4999 of the Internal Revenue Code.

     In addition to Mr. Miller's employment agreement, the Company has adopted two supplemental executive retirement plans for Mr. Miller. The purpose of the supplemental plans, when taken together with the Savings Banks Employees Retirement Association plan described below, and a supplemental plan from a previous employer, is to provide Mr. Miller with annual retirement benefits equal to 70% of the average of his three highest consecutive years gross compensation. The plans also provide certain termination benefits under certain circumstances equal to Mr. Miller's earned and accrued benefits to date, subject to a vesting schedule and other conditions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report has been adopted by the Compensation Committee of the Bank.

 Compensation Policy

     The Company's executive compensation program is designed to provide executives with annual salary and benefit plans which are competitive in the industry and with long-term incentives in the form of stock options. The Compensation Committee believes that in order to attract and retain talented executives and to motivate them to achieve the goals of the Company, compensation opportunities should be comparable to those offered to executives with similar responsibility and position by peer companies. To assist the Compensation Committee, various industry compensation surveys are made available to the Committee.

     The Chief Executive Officer makes executive salary adjustments annually and from time-to-time awards bonuses. The adjustments and bonuses made by the Chief Executive Officer reflect the overall performance of the Company, the performance of each named executive officer and information for comparable positions in other like institutions. Each executive salary adjustment and bonus is reported to the Board of Directors.

     The Company periodically grants stock options to some or all of its executive officers as long-term incentives. All stock options granted are at the market value of shares of Common Stock on the date of grant; therefore no benefit accrues to the executives from the stock option unless the market value of the Company's Common Stock increases and the options are exercised. These grants motivate executives to enhance equity value of the Company which in turn coincides with the interest of the stockholders. During fiscal year 2002, there were no stock options granted to any of the Named Executive Officers.

     Executives may also participate in the Bank's 401(k) Savings Plan and Pension Plan.

 Chief Executive Officer Compensation

     The Bank's Chief Executive Officer's compensation is reviewed annually by the Compensation Committee and is based upon his performance, the overall performance of the Bank relative to budget objectives and information regarding compensation for the Chief Executive Officer position at like institutions. The Compensation Committee's recommendation for compensation adjustment and if applicable a bonus is then acted upon by the Board.

                                        Respectfully submitted,

                                        Thomas J. Burke (Chairman)
                                        Eugene A. Beliveau
                                        Malcolm W. Brawn

     The foregoing report is provided by the three named directors in their capacity as members of the Compensation Committee of the Company during fiscal year 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Beliveau, Brawn and Burke served on the Compensation Committee of the Bank during the fiscal year ended December 31, 2002. None of the members of the Compensation Committee has ever served as an officer or employee of the Company or the Bank. See also, "Indebtedness of Directors and Management and Certain Transactions with Management and Others" (page 15).

     No executive officer of the Company served (i) as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) as a member of the Compensation committee of another entity, one of whose executive officers served as a director of the Company.

STOCK OPTION PLANS

     On the Effective Date, the Company assumed the Bank's two stock option plans, the Lawrence Savings Bank 1986 Stock Option Plan (the "1986 Stock Option Plan") and the Lawrence Savings Bank 1997 Stock Option Plan (the "1997 Stock Option Plan").

     The 1986 Stock Option Plan was in effect until 1996, expiring by its own terms in May, 1996. Notwithstanding the expiration of the 1986 Stock Option Plan, outstanding options granted under the 1986 Stock Option Plan continue to be exercisable in accordance with their terms. The 1997 Stock Option Plan was adopted by the Bank's Board of Directors on December 18, 1997 and approved by the Bank's stockholders on May 5, 1998. The Massachusetts Commissioner of Banks approved the 1997 Stock Option Plan on June 22, 1998. Both "incentive stock options" and "nonqualified stock options" may be granted pursuant to the 1997 Stock Option Plan. The 1997 Stock Option Plan also permits the inclusion of stock appreciation rights in any option granted.

     The 1986 and 1997 Stock Option Plans are administered by the Stock Option Committee of the Company, which is comprised of non-employee Directors of the Company. The Stock Option Committee currently consists of Messrs. Beliveau, Brawn and Burke.

     As of February 28, 2003 stock options for the purchase of an aggregate of 574,330 shares of Common Stock at an average purchase price per share of $8.75 were outstanding under the 1986 and 1997 Stock Option Plans. Of these options, 491,830 were exercisable on that date. There were 309,500 stock options outstanding under the 1997 Stock Option Plan included in the 574,330 outstanding options. In 2002, 11,700 options were exercised to purchase 7,155 shares of Common Stock under the 1986 Stock Option Plan and 3,000 options were exercised to purchase shares of Common Stock under the 1997 Stock Option Plan.

BENEFITS

     Insurance and Other Benefits. The Company provides full-time officers and employees with hospitalization, major medical, life, dental, travel accident, and long-term disability insurance under group plans which are available generally and on the same basis to all full-time employees; provided, however, that with respect to the hospitalization and major medical insurance plan, full-time employees hired on or after September 1, 1984, other than Messrs. Miller and Leeds, are required to pay 25% of each month's premiums. The travel accident insurance plan is also made available to part-time employees. The Company also sponsors a 401(k) Savings Plan which allows participants to defer a percentage of their before-tax compensation from the Company as a contribution under this plan. Participants have several investment options, including a fund which invests solely in Common Stock of the Company. All full-time and certain part-time employees are eligible to participate in this plan. The Company made matching contributions of 50% of the officer and employee contribution during 2002 for all employees who participate in the 401(k) plan up to 3% of each such employee's salary or the maximum amount allowed under the governing tax regulations.

     Pension Plan. The Company provides a retirement plan for all eligible employees through Savings Banks Employees Retirement Association ("SBERA"), an unincorporated association of savings banks operating within Massachusetts and other organizations providing services to or for savings banks. SBERA's sole purpose is to enable participating employers to provide pensions and other benefits for their employees.

     At October 31, 2002, the latest date for which information is available, the present value of accumulated benefits under the retirement plan was fully funded by the market values of related available assets.

     The following table illustrates annual pension benefits for retirement at age 65 under the most advantageous plan provisions available for various levels of compensation and years of service. The figures in this table are based upon the assumption that the plan continues in its present form and upon certain other assumptions regarding compensation trends and social security.

                            ANNUAL PENSION BENEFIT*
                        BASED ON YEARS OF SERVICE(1)(2)

AVERAGE                                          10        15        20        25 OR
COMPENSATION(3)                                 YEARS     YEARS     YEARS    MORE YEARS
---------------                                -------   -------   -------   ----------
$20,000......................................  $ 2,500   $ 3,750   $ 5,000    $ 6,250
$40,000......................................  $ 5,033   $ 7,549   $10,066    $12,582
$60,000......................................  $ 8,733   $13,099   $17,466    $21,832
$80,000......................................  $12,433   $18,649   $24,866    $31,082
$100,000.....................................  $16,133   $24,199   $32,266    $40,332
$120,000.....................................  $19,833   $29,749   $39,666    $49,582
$125,000.....................................  $20,758   $31,137   $41,516    $51,895
$140,000.....................................  $23,533   $35,299   $47,066    $58,832
$150,000.....................................  $25,383   $38,074   $50,766    $63,457
$175,000.....................................  $30,008   $45,012   $60,016    $75,020
$200,000**...................................  $34,633   $51,949   $69,266    $86,582

---------------
*   Based on age 65 retirement in 2003 (Plan Year 11/1/02 -- 10/31/03)

** Federal law does not permit defined benefit pension plans to recognize compensation in excess of $200,000 for plan year 2002.

(1) The annual pension benefit is computed on the basis of a straight life annuity.

(2) The Company provides additional retirement benefits to Mr. Miller through two supplemental retirement plans. See "Employment Agreements."

(3) Average compensation for purposes of this table is based on the average of the highest three consecutive years preceding retirement.

     The estimated retirement benefits under the plan at normal retirement date computed on the basis of their present salary levels and years of service at such date for Mr. Miller, Mr. Leeds and Mr. Felter are $54,778 and 16 years, and $53,717 and 18 years, and $47,493 and 36 years, respectively.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock (or the Bank's Common Stock in the periods prior to the Reorganization), based on the market price of the Company's (or the Bank's) Common Stock and assuming reinvestment of dividends, with the total return of companies within the Standard & Poor's 500 Stock Index and the Advest New England Thrift Index. The calculation of total cumulative return assumes a $100 investment in the Company's Common Stock, the S&P 500 and the Advest New England Thrift Index on December 31, 1997.

                                    (GRAPH)

INDEBTEDNESS OF DIRECTORS AND MANAGEMENT AND CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Certain of the Directors and officers of the Company are at present, as in the past, customers of the Bank and from time-to-time have entered into transactions with the Company in the ordinary course of business. In addition, certain Directors of the Company are at present, as in the past, directors, officers or stockholders of corporations or members of partnerships that are customers of the Bank, and have transactions with the Bank in the ordinary course of business. Such transactions with Directors and officers of the Company, and with such corporations and partnerships, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not affiliated with the Company, and do not involve more than normal risk of collectability, or present other features unfavorable to the Company. As a matter of policy, the Company also makes certain loans to other employees.

     In addition, from time-to-time, the Company obtains services from one or more of its Directors. However, at no time during the past year did payments to any Director for such services aggregate $60,000 or more.

     Extensions of credit to officers of the Company are restricted by Company policy and Massachusetts statute to an amount of not more than $20,000, whether secured or unsecured, and not more than $75,000 for educational purposes, except that a loan not exceeding $275,000 may be made to officers secured by a mortgage on their primary residence. All extensions of credit and loans to officers must be approved by the

Executive Committee of the Board of Directors of the Company, and all extensions of credit and loans to executive officers must also be approved by the Bank's Board of Directors.

     In addition, the Company is subject to the provisions of Regulation "O" of the Board of Governors of the Federal Reserve System, which: (i) requires the Company's executive officers, directors and control persons to report to the Company's Board of Directors any indebtedness to the Company, (ii) establishes requirements and restrictions as to the terms, size of and approvals necessary for extensions of credit by the Company to its executive officers, directors, and control persons, and (iii) requires any such loans to be made at the same rates and on the same terms and conditions as comparable loans to unaffiliated persons.

     The Company's subsidiary, Lawrence Savings Bank (the "Bank"), has two arrangements (the "Participation Arrangements") in loans owned and serviced by entities affiliated with Mr. William P. DeLuca, Jr., a direct and indirect beneficial owner of 9.99% of the outstanding common stock of the Company. In the first Participation Arrangement, the Bank provides automobile floor plan financing to various used car dealerships throughout the United States. At December 31, 2002, the outstanding balance under the participation Arrangement is $8,522,979, or 3.51% of gross loans of the Bank. In the second Participation Arrangement, the Bank has purchased an interest in a pool of automobile leases made to individuals throughout the United States. At December 31, 2002, the outstanding balance under this Participation Arrangement is $10,000,000 or 4.1% of the gross loans of the Bank. The loans made in connection with these Participation Arrangements are on commercially reasonable terms and conditions and do not involve more than normal risk of collectibility or present other features unfavorable to the Bank.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information regarding the equity compensation plans of the Company as of December 31, 2002.

                                                                        WEIGHTED-
                                                       NUMBER OF         AVERAGE
                                                   SECURITIES TO BE     EXERCISE       NUMBER OF SECURITIES
                                                      ISSUED UPON       PRICE OF      REMAINING AVAILABLE FOR
                                                      EXERCISE OF      OUTSTANDING     FUTURE ISSUANCE UNDER
                                                      OUTSTANDING       OPTIONS,     EQUITY COMPENSATION PLANS
                                                   OPTIONS, WARRANTS    WARRANTS       (EXCLUDING SECURITIES
                  PLAN CATEGORY                       AND RIGHTS       AND RIGHTS    REFLECTED IN COLUMN (A))
                  -------------                    -----------------   -----------   -------------------------
                                                          (A)              (B)                  (C)
Equity compensation plans approved by security
  holders........................................
  1997 Stock Incentive Plan......................       311,500          $11.61               105,100
  1986 Stock Incentive Plan......................       274,830          $ 5.37                     0

Equity compensation plans not approved by
  security holders...............................            --              --                    --

Total............................................       586,330          $ 8.69               105,100

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of February 28, 2003 regarding the beneficial ownership of Common Stock by: (i) each Director and Nominee for Director of the Company; (ii) each of the Named Executive Officers during the last fiscal year, (other than Mr. Perreault who retired as of January 31, 2003); (iii) all Directors, Nominees for Director and such executive officers as a group; and (iv) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common

Stock at the Record Date. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned.

                                                                  AMOUNT
                                                                AND NATURE
                                                               OF BENEFICIAL        PERCENT
NAME OF BENEFICIAL OWNER                                      OWNERSHIP(1)(2)     OF CLASS(3)
------------------------                                      ---------------     -----------
Directors and Principal Officers
  Eugene A. Beliveau........................................        8,475(4)             *
  Kathleen I. Boshar........................................        5,700                *
  Byron R. Cleveland, Jr....................................        6,100                *
  Robert F. Hatem...........................................        9,275                *
  Paul A. Miller............................................      164,722**           3.93%
  Thomas J. Burke...........................................       11,350                *
  Marsha A. McDonough.......................................        5,300                *
  Malcolm W. Brawn..........................................       22,000(5)             *
  Neil H. Cullen............................................        7,000                *
  Richard Hart Harrington...................................        5,255                *
  Jeffrey W. Leeds..........................................       65,820             1.57%
  Timothy L. Felter.........................................       50,650**           1.21%
  All Directors and Named Executive Officers as a Group (12
    persons)................................................      361,647(6)**        8.63%
5% Stockholders
  First Manhattan Co. ......................................      373,200(7)          8.60%
  William P. Deluca Jr. and Lease and Rental Management
    Corp....................................................      424,800(8)          9.99%
  David L. Babson & Company, Inc. ..........................      302,300(9)          7.02%

---------------

*   Less than one percent

** Includes shares held in the Company's 401(k) Plan. The estimated shares so held with respect to each such participant are: Paul A. Miller, 14,722 shares, Timothy L. Felter, 8,420 shares; and all Directors and Named Executive Officers as a Group (12 persons), 23,142 shares, respectively.

(1) In accordance with the applicable rules of the SEC, a person is deemed to be the beneficial owner of shares of the Common Stock of the Company if he or she has or shares voting power or investment power with respect to such shares or has the right to acquire beneficial ownership of such shares at any time within 60 days. As used herein, "voting power" means the power to vote or direct the voting of shares, and "investment power" means the power to dispose or direct the disposition of shares. Unless otherwise indicated, each person named has sole voting and sole investment power with respect to all shares indicated.

(2) Including shares of the Company's Common Stock which Directors and principal officers of the Company have the right to acquire within 60 days of February 28, 2003 pursuant to options granted under the 1986 and 1997 Stock Option Plans of the Company. The following persons have exercisable options to purchase the number of shares indicated: Mr. Miller, 145,500 shares; Mr. Leeds, 43,500 shares; Mr. Felter, 28,180 shares; Mr. Burke, 10,000 shares; Messrs. Beliveau and Hatem, 6,000 shares each; Messrs. Cleveland and Harrington, 5,000 shares each; Ms. McDonough, 4,600 shares; Ms. Boshar Reynolds and Messrs. Brawn and Cullen, 4,000 shares each; and all Directors and Named Executive Officers as a group, 265,780 shares.

(3) Computed on the basis of 4,188,205 outstanding shares as of February 28, 2003 plus 265,780 shares subject to options exercisable within 60 days of February 28, 2003 held by the named individual or group.

(4) Includes 700 shares owned by a household member, as to which Dr. Beliveau disclaims beneficial ownership.

(5) Includes 1,000 shares owned by his spouse, as to which Mr. Brawn disclaims beneficial ownership.

(6) The stated number of shares owned by the Named Executive Officers and Directors of the Company includes 72,725 shares currently issued and outstanding and 265,780 shares subject to stock options exercisable within 60 days of February 28, 2003.

(7) Based solely on Schedule 13G filed with the Securities and Exchange Commission on or about February 12, 2003, First Manhattan Co. reports beneficial ownership of 373,200 shares of Common Stock. First Manhattan Co. reports sole voting power with respect to 17,000 shares and sole dispositive power with respect to 55,000 shares, shared voting power with respect to 318,200 shares and shared dispositive power with respect to 373,200 shares. First Manhattan Co.'s address is 437 Madison Avenue, New York, NY 10022.

(8) Based solely on a Form 13G filed with the Securities and Exchange Commission on or about January 21, 2003, Lease and Rental Management Corp. reports beneficial ownership of 405,400 shares of Common Stock of the Company. Based solely on a Form 13G filed with the Securities and Exchange Commission on or about January 21, 2003, Mr. William P. DeLuca Jr. reports beneficial ownership of 424,800 shares of Common Stock of the Company with sole voting power with respect to 10,500 shares and sole dispositive power with respect to 10,500 shares, and shared voting and dispositive power with respect to 414,300 shares. Both Mr. DeLuca and Lease and Rental Management Corp. have an address of 45 Haverhill Street, Andover, Massachusetts 01810.

(9) Based solely on Amendment No. 2 to a Form 13G filed with the Securities and Exchange Commission on or about February 3, 2003 David L. Babson & Company, Inc. reports beneficial ownership of 302,300 shares of Common Stock of the Company with sole voting power with respect to 296,600 shares, and sole dispositive power with respect to 302,300 shares and shared voting power with respect to 5,700 shares. David L. Babson Company, Inc.'s address is One Memorial Drive, Cambridge, Massachusetts 02142-1300.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to regulations of the SEC and Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's officers and Directors and persons who own more than ten percent of a registered class of the Company's equity securities must file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market. Officers, Directors and greater-than-ten-percent stockholders are required to furnish the Company with copies of all ownership reports they file. Based solely on its review of the copies of such reports received by the Company with respect to its fiscal year 2002, or written representations from certain reporting persons, the Company believes that during 2002 all Section 16(a) filing requirements applicable to its officers, Directors, and greater-than-ten-percent stockholders were satisfied except as described herein. David L. Babson Company, Inc. did not file a Form 4 upon becoming less than a ten percent stockholder of the Company.

                                   PROPOSAL 2

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has appointed KPMG LLP as independent auditors for the Company for the current fiscal year. KPMG LLP has served as the Company's independent auditors since the date of the Reorganization. KPMG LLP has served as the Bank's independent auditors since 1980. KPMG LLP has no direct or indirect financial interest in the Company, nor has it had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     The professional services provided by KPMG LLP include the audit of the annual consolidated financial statements of the Company, review of filings with various state and federal regulatory agencies, general accounting services and preparation of income tax returns. A representative of KPMG LLP will be present at the Annual Meeting to answer appropriate questions that may be raised orally and to make a statement if he or she desires to do so.

AUDIT FEES

     The aggregate audit fees paid to KPMG LLP for fiscal year 2002 were $103,000. This sum includes the cost incurred by the Company in connection with KPMG LLP's audit of the year end financial statements as well as the reviews of the financial statements of Company included in the Company's Forms 10-Q for fiscal year 2002.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

     For fiscal year 2002, there were no fees billed by KPMG LLP relating to the design, implementation, operation or management of the Bank's financial information systems.

ALL OTHER FEES

     The aggregate amount of all other fees billed by KPMG LLP for services rendered to the Company during fiscal year 2002 is $21,050. This sum includes fees for tax return preparation and tax advisory services for consulting services provided to the Bank and the Company.

     The Audit Committee of the Board of Directors of the Company has determined that the payment to KPMG LLP of these tax return preparation and advisory fees is compatible with maintaining KPMG LLP's independence as the Company's principal accountants.

     Unless authority to do so has been withheld or limited in a proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates FOR the ratification of KPMG LLP as independent auditors for the current fiscal year.

                  STOCKHOLDER PROPOSALS AT 2003 ANNUAL MEETING

     Under the rules of the Securities and Exchange Commission, if any stockholder intends to present a proposal at the Annual Meeting of stockholders and desires that it be considered for inclusion in the Company's proxy statement and form of proxy for such meeting, it must be received by the Company not less than 120 calendar days before the anniversary of the mailing date of the Company's proxy statement for the prior year. Accordingly, if any stockholder intends to present a proposal at the year 2004 Annual Meeting and wishes it to be considered in the Company's proxy statement and form of proxy, such proposal must be received by the Company on or before December 22, 2003. In addition, the Company's By-Laws provide that any director nominations and new business submitted by a stockholder must be filed with the Clerk of the Company no fewer than 60 days, but no more than 90 days, prior to the date of the one-year anniversary of the previous Annual Meeting, and that no other nominations or proposals by stockholders shall be acted upon at the Annual Meeting. Certain exceptions under the By-Laws apply to annual meetings of stockholders at which newly created seats of the Board of Directors are to be filled. Any such proposal should be mailed to: Clerk, LSB Corporation, 30 Massachusetts Avenue, North Andover, Massachusetts 01845.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company knows of no matters to be brought before the Annual Meeting other than those specifically listed in the Notice of Annual Meeting of Stockholders. However, if further business is properly presented, the persons named as proxies in the accompanying proxy will vote such proxy in their discretion in accordance with their best judgment.